Exhibit 99.1

NEWS

ANADARKO ANNOUNCES LEADERSHIP CHANGES

HOUSTON, Nov. 15, 2018 – Anadarko Petroleum Corporation (NYSE: APC) today announced Bob Gwin, formerly Executive Vice President (EVP), Finance and CFO, has been named President. In his new role, Gwin will be responsible for leading Anadarko’s worldwide operations, project management, exploration, midstream and marketing, as well as the company’s expanding next-generation technology development and systems solutions.

“Bob has proven to be an exceptional leader since joining Anadarko in 2006, and in his new role will focus on strengthening our business results and furthering the company’s advancement of technology and systems,” said Al Walker, Anadarko Chairman and Chief Executive Officer. “With his appointment to President, Bob will oversee a new leadership structure aimed at building upon the successes of our upstream and project-management business groups through better integration with our midstream and marketing organization. He will also be in a position to advance our technology endeavors, giving Anadarko the management capability to deliver current and next-generation advancements into our business verticals with better systems solutions.”

Benjamin M. Fink, formerly Sr. Vice President, and President and CEO of the general partners of Western Gas Partners, LP and Western Gas Equity Partners, LP (collectively the “Partnerships”), will succeed Gwin in the role of EVP, Finance & CFO. With his new responsibilities, Fink will oversee the following: accounting, financial reporting and tax; treasury, corporate finance and risk management; investor relations and corporate communications; corporate development; corporate planning; and corporate audit. Fink will report to Al Walker and will join Danny Brown, EVP, U.S. Onshore Operations; Bob Gwin, President; Mitch Ingram, EVP, International, Deepwater & Exploration; Amanda McMillian, EVP and General Counsel; and Bobby Reeves, EVP, on Anadarko’s Executive Committee. In addition, Fink will serve as Chairman of the Partnerships’ boards of directors.

Robin H. Fielder, formerly Vice President, Investor Relations, has been promoted to Sr. Vice President, Midstream and will succeed Fink as the President and CEO of the Partnerships.

Michael C. Pearl, formerly Vice President, Finance and Treasurer, has also been promoted and will succeed Fielder as Sr. Vice President, Finance and Investor Relations.

ROBERT G. GWIN

Gwin has more than 30 years of experience in corporate finance and executive management. He joined Anadarko in 2006 as Vice President, Finance and Treasurer. Since 2009, he has served as EVP, Finance and CFO. Gwin has served as Chairman of the Board of the Partnerships until November 2018 and served as the Partnerships’ President and CEO until 2010. Gwin has been a director of LyondellBasell Industries, N.V. since May 2011, including serving as Chairman of the Board from August 2013 to September 2018. He holds a Bachelor of Science from the University of Southern California and a Master of Business Administration from the Fuqua School of Business at Duke University. He is a Chartered Financial Analyst.

BENJAMIN M. FINK

Fink joined Anadarko in 2007 as Vice President of Finance for Anadarko Algeria Company LLC. He most recently served as Sr. Vice President of Finance of Anadarko since February of 2017, as well as President and CEO of the Partnerships. He previously served as Vice President, Finance of Anadarko, as well as Sr. Vice President and CFO of the Partnerships. Prior to joining Anadarko, Fink served as an independent financial consultant to the company in its former Beijing, China, and Rio de Janeiro, Brazil, offices. He holds a Bachelor of Science in economics from the Wharton School of the University of Pennsylvania. He is a Chartered Financial Analyst.

ROBIN H. FIELDER

Fielder has more than 15 years of midstream, upstream and financial experience in the oil and natural gas industry, beginning her career with Anadarko in 2002. She has held a variety of positions with the company, including most recently as Vice President, Investor Relations, and previously as Midstream Business Advisor, General Manager of East Texas and North Louisiana, Worldwide Operations Business Advisor and various exploration and operations engineering positions in both the U.S. onshore and the Gulf of Mexico. She holds a Bachelor of Science in petroleum engineering from Texas A&M University and is a registered Professional Engineer in the state of Texas and a member of the Society of Petroleum Engineers.

MICHAEL C. PEARL

Pearl has more than 20 years of oil and natural gas, and financial experience. He joined Anadarko in 2006. Prior to being named Sr. Vice President, Finance and Investor Relations, he served as Vice President, Finance and Treasurer since July 2016. Pearl has held positions of increasing responsibility throughout his career with Anadarko including Corporate Controller, Director Corporate Tax, and Chief Financial Officer of Western Gas. Pearl holds a Bachelor of Business Administration and a Master of Science in Accounting from Texas A&M University. He also holds an MBA from Rice University where he was a Jones Scholar Award recipient. He is a Certified Public Accountant.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2017, the company had 1.44 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and APC Flash Feed updates, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to successfully execute upon its capital program; to efficiently identify and deploy capital resources; and to meet financial and operating guidance. See “Risk Factors” in the company’s 2017 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

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Anadarko Contacts

MEDIA:

John Christiansen, john.christiansen@anadarko.com, 832.636.8736

Stephanie Moreland, stephanie.moreland@anadarko.com, 832.636.2912

INVESTORS:

Andy Taylor, andy.taylor@anadarko.com, 832.636.3089

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